UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 7, 2007 (November 2, 2007)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 2, 2007, the Company amended and restated its revolving bank credit facility to increase the borrowing base to $3.5 billion with $3.0 billion in commitments and to extend the maturity date of the agreement to November 2, 2012. Chesapeake Exploration, L.L.C. and Chesapeake Appalachia, L.L.C. are the Co-Borrowers under the facility and the agreement is guaranteed by all material domestic subsidiaries. The facility is secured by certain oil & gas properties, separate from any other properties pledged to our hedging facilities. The amended and restated credit agreement is attached hereto as Exhibit 4.1.

Under the new Agreement, the following are events of default:

(1) default by the Co-Borrowers in the payment of principal or interest of any Revolving Loan, or L/C Obligation when due and not paid within 5 days after such amount becomes due;

(2) any representation or warranty of any Loan Party which proves to be inaccurate in any material respect;

(3) default by any Loan Party in observation or performance of any covenant or Mortgage;

(4) default in observance or performance of any other agreement which continues unremedied for a period of 30 days after notice from the Administrative Agent;

(5) default by a Group Member on any payment of principal or interest under any Indebtedness (excluding the Revolving Loans) or default in observation or performance of any other agreement related to such Indebtedness if the aggregate outstanding principal amount exceeds $75,000,000;

(6) certain events of any Group Member involving bankruptcy, insolvency or reorganization;

(7) certain events involving employee retirement plans, if determined to have a Material Adverse Affect;

(8) the entry by a court of one or more judgments or orders for the payment of money against any Group Member in an aggregate amount in excess of $75,000,000 that has not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof;

(9) any Security Documents cease to be in full force and effect or any Loan Party shall assert a Lien against any Security Document in an aggregate value in excess of $75,000,000;

(10) the Guarantee Agreement shall cease to be in full force and effect;

(11) any person shall become owner of more than 35% of the outstanding common stock of the Company or the board of directors of the Company shall cease to consist of a majority of Continuing Directors or the Company shall cease to own 100% of the outstanding capital stock of the Co-Borrowers and subsidiary guarantors or a Specified Change of Control shall occur.

If such event is an Event of Default specified by item (6) above with respect to a Co-Borrower, the Revolving Commitments shall immediately terminate and the Revolving Loans and accrued interest and all other amounts owed under the Agreement shall immediately become due and payable. If such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may declare the Revolving Commitments to be terminated; and (ii) with the consent of the Majority Lenders, the Administrative Agent may declare the Revolving Loans with accrued interest and all other amounts owed under this Agreement to be due and payable.

With respect to L/C Obligations which have not been presented for honor, the Co-Borrowers shall Cash Collateralize the aggregate L/C Obligation.

Section 9 – Financial Statements and Exhibits
Item 9.01 Final Statements and Exhibits

(c)	Exhibits

Exhibit No.	Document Description

4.1

Seventh Amended and Restated Credit Agreement dated November 2, 2007 among Chesapeake Energy Corporation, as the Company, Chesapeake Exploration Limited Partnership and Chesapeake Appalachia, L.L.C. as Co-Borrowers, Union Bank of California, N.A. as Administrative Agent, The Royal Bank of Scotland as Syndication Agent and Bank of America, N.A., SunTrust Bank and BNP Paribas as Co-Documentation Agents and the several lenders from time to time parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION
By:	/s/ Jennifer M. Grigsby
Jennifer M. Grigsby Senior Vice President, Treasurer & Corporate Secretary

Date:	November 7, 2007

EXHIBIT INDEX
Exhibit No.	Document Description

4.1

Seventh Amended and Restated Credit Agreement dated November 2, 2007 among Chesapeake Energy Corporation, as the Company, Chesapeake Exploration Limited Partnership and Chesapeake Appalachia, L.L.C. as Co-Borrowers, Union Bank of California, N.A. as Administrative Agent, The Royal Bank of Scotland as Syndication Agent and Bank of America, N.A., SunTrust Bank and BNP Paribas as Co-Documentation Agents and the several lenders from time to time parties thereto.

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